As filed with the Securities and Exchange Commission on June 27, 2024

Registration No. 333-215382

Registration No. 333-233346

Registration No. 333-252025

Registration No. 333-264211

Registration No. 333-270300

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215382

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233346

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-252025

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264211

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270300

UNDER
THE SECURITIES ACT OF 1933

NeuBase Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-5622433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Address Not Applicable[1]	Address Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Ohr Pharmaceutical, Inc. 2014 Stock Incentive Plan

Ohr Pharmaceutical, Inc. 2016 Consolidated Stock Incentive Plan

2019 Stock Incentive Plan

(Full title of the plans)

Todd P. Branning

Interim Chief Executive Officer and Chief Financial Officer

NeuBase Therapeutics, Inc.

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, New Castle County, Delaware 19808

(Name and address of agent for service)

(412) 763-3350

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:
Jeffrey T. Hartlin, Esq.

Elizabeth A. Razzano, Esq.
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, California 94304
(650) 320-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

1 NeuBase Therapeutics, Inc. (the “Company”) terminated its lease agreement for its headquarters. Accordingly, the Company does not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, any stockholder communication required to be sent to the Company’s principal executive offices may be directed to the Company’s agent for service of process at Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following registration statements of NeuBase Therapeutics, Inc. (the “Registrant”) on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration Statement on Form S-8 (No. 333-215382), registering 253,041 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 30, 2016, relating to the Ohr Pharmaceutical, Inc. 2014 Stock Incentive Plan and Ohr Pharmaceutical, Inc. 2016 Consolidated Stock Incentive Plan;

•	Registration Statement on Form S-8 (No. 333-233346), registering 155,000 shares of Common Stock, filed with the Commission on August 16, 2019, relating to the 2019 Stock Incentive Plan (the “2019 Plan”);

•	Registration Statement on Form S-8 (No. 333-252025), registering 79,258 shares of Common Stock, filed with the Commission on January 11, 2021, relating to the 2019 Plan;

•	Registration Statement on Form S-8 (No. 333-264211), registering 66,648 shares of Common Stock, filed with the Commission on April 8, 2022, relating to the 2019 Plan; and

•	Registration Statement on Form S-8 (No. 333-270300), registering 66,017 shares of Common Stock, filed with the Commission on March 6, 2023, relating to the 2019 Plan.

The share figures set forth above have been adjusted to reflect a 1-for-20 reverse stock split of the shares of Common Stock effected on June 14, 2023.

As previously disclosed in a Form 8-K filed with the Commission on March 7, 2024, the board of directors of the Registrant approved a plan of liquidation and dissolution of the Registrant (the “Plan of Dissolution”), subject to the approval of the Registrant’s stockholders, and the Registrant’s stockholders approved the liquidation and dissolution of the Registrant pursuant to the Plan of Dissolution at the special meeting of stockholders held on June 26, 2024. In connection with the foregoing, the Registrant has determined to terminate the offerings of the securities under the Registration Statements. Accordingly, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to remove from registration any and all of the securities that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh and the State of Pennsylvania, on June 27, 2024.

NEUBASE THERAPEUTICS, INC.

By:	/s/ Todd P. Branning
Todd P. Branning
Interim Chief Executive Officer and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dov A. Goldstein	Director	June 27, 2024
Dov A. Goldstein, M.D.